Exhibit 10.1

FORM OF EMPLOYMENT AGREEMENT

between

SUPERIOR ENERGY SERVICES, INC.

and

[CHIEF OPERATING OFFICER] or [CHIEF FINANCIAL OFFICER]

Dated as of February 25, 2005

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), dated and effective as of February 25, 2005, is by and between Superior Energy Services, Inc., a Delaware corporation (the "Company"), and [Chief Operating Officer] [Chief Financial Officer] ("Executive").

W I T N E S S E T H:

WHEREAS, Executive is a key executive of the Company and;

WHEREAS, the Company recognizes that Executive's contribution to the growth and success of the Company has been substantial and desires to provide for the continued employment of Executive by the Company, and Executive desires to continue to serve the Company on a full-time basis, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto hereby as follows:

1.     Employment.   The Company shall continue to employ Executive, and Executive shall continue to serve in the employ of the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.     Term.

(a)    Executive's employment with the Company hereunder shall continue until April 1, 2008; provided, however, that on April 1, 2006 and on each subsequent anniversary of April 1, 2006, the term of Executive's employment under this Agreement shall be automatically extended for one additional year unless, within 180 days prior to April 1, 2006 or any subsequent anniversary thereof, either party hereto gives written notice to the other of that party's election not to so extend the term hereof (such term, as it may be extended, the "Employment Period").

(b)    Following Executive's ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

3.     Position and Duties.   During the Employment Period, Executive's position shall be ________ of the Company or such other position as an executive officer with the Company or its subsidiaries to which Executive may be elected or appointed by the Company's Board of Directors (the "Board"). Executive shall perform such duties, consistent with Executive's status as an executive officer of the Company elected or appointed by the Board, as may be prescribed from time to time by the Board, the Company's Chief Executive Officer or other officers to whom authority has been delegated by the Board or the Company's Chief Executive Officer.

4.     Compensation and Related Matters.

(a)    Salary.   The Company shall pay to Executive a minimum annual base salary of $__________ (such annual base salary, as it may be increased from time to time as provided herein, the "Annual Base Salary"), which shall be paid in equal semi-monthly installments in accordance with the Company's regular payroll practices for its principal executive officers. During the Employment Period, the Annual Base Salary shall be reviewed at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of any such review. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company to Executive hereunder. The Annual Base Salary shall not be reduced after any such increase.

(b)    Incentive Bonus.  Executive shall be eligible to earn an annual bonus under the Company's management incentive plan for each fiscal year ending during the Employment Period based on Executive's achievement of performance objectives during each such fiscal year as approved by the Compensation Committee of the Board (the "Compensation Committee"). Each such annual bonus shall be paid no later than the last day of the third month of the fiscal year following the fiscal year for which such annual bonus is awarded or at such time as bonuses are generally paid to executive officers of the Company.

(c)    Long-Term Incentive Plan.  During the Employment Period, Executive shall be eligible for stock option and other stock-based incentive grants under the Company's long-term incentive plan as approved by the Compensation Committee.

(d)    Savings, Retirement and Other Incentive Plans.  During the Employment Period, Executive shall be eligible to participate in all incentive, savings and retirement plans generally available to the Company's other principal executive officers.

(e)    Welfare Benefit Plans.  During the Employment Period, Executive and/or Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit and retirement plans generally available to the Company's other principal executive officers.

(f)    Automobile.  The Company shall either provide a reasonable automobile allowance to Executive or make available to Executive an automobile for Executive's use in the discharge of his duties, and such automobile shall be maintained at the expense of the Company, each in accordance with the Company's policies and practices for its principal executive officers.

(g)    Expenses.  The Company shall promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive during the Employment Period in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and practices of the Company as in effect from time to time.

(h)    Vacations.  Executive shall be excused from rendering his services during reasonable vacation periods for not more than a total of 15 business days per year and during other reasonable temporary absences in accordance with the Company's policies and practices for its principal executive officers. Executive shall also be entitled to all paid holidays and personal days given by the Company to its principal executive officers generally.

5.     Termination.

(a)    Death.  This Agreement shall terminate automatically upon the death of Executive during the Employment Period.

(b)    Disability.  The Company may terminate Executive's employment under this Agreement at any time during the Employment Period if, as a result of Executive's incapacity due to physical or mental illness, Executive becomes eligible to receive benefits under the Company's long-term disability plan as in effect on the date of such termination. The Company shall give written notice to Executive of any such termination at least 60 days prior to the date of such termination.

(c)    Cause.  The Company may terminate Executive's employment under this Agreement for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon:

(i)   the substantial and continued willful failure by Executive to perform his duties hereunder, or a material breach or threatened breach of this Agreement by Executive, in either case which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure or breach is not cured (if curable) by Executive within 15 days after written notice of such failure or breach is delivered to Executive by the Company;

(ii)   a violation of the Company's Code of Business Ethics and Conduct, which violation is not cured (if curable) by Executive within 15 days after written notice of such violation is delivered to Executive by the Company; or

(iii)   the commission by Executive of any criminal act involving moral turpitude or a felony which results in an indictment or conviction.

(d)    Termination by Executive.  Executive may terminate Executive's employment hereunder if:

(i)   within 180 days following a Change in Control, there is a material reduction in Executive's authority, duties or responsibilities from those in effect immediately prior to such Change in Control or Executive is assigned to duties or responsibilities materially inconsistent from those of Executive in effect immediately prior to such Change in Control;

(ii)   the Company does not fulfill its obligations under Section 8 in connection with a Change in Control; or

(iii)   within 180 days following a Change in Control, the Company requires Executive, without Executive's prior written consent, to be based at any office located more than 30 miles from the Company's offices at which Executive is based as of the date hereof, excluding travel reasonably required in the performance of Executive's duties hereunder.

For purposes of this Agreement, a "Change in Control" shall mean the occurrence at any time after the date of this Agreement of any of the following events: the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, to any person or group of related persons, together with any affiliates thereof; any person or group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate voting power of the issued and outstanding common stock of the Company; or the consummation of a merger or consolidation of the Company with another person in which the holders of the Company's common stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving person in such transaction.

(e)    Notice of Termination.  Any termination of Executive's employment by the Company or by Executive, other than termination as a result of Executive's death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 9, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

6.     Compensation Upon Termination.

(a)    Except as provided in this Section 6, if Executive's employment hereunder is terminated for any reason, all future compensation and benefits to which Executive is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination. Executive, or his estate in the event of a termination as a result of his death, shall be entitled to receive Executive's Annual Base Salary through the date of such termination and any bonuses, incentive compensation or other amounts accrued or payable to Executive but unpaid as of the date of such termination, and, except as otherwise provided in this Section 6, Executive shall not be entitled to any other payments or other benefits from the Company except for those which may be payable pursuant to the terms of the Company's employee benefit and incentive plans in which Executive participates or the applicable agreements underlying such plans.

(b)    If Executive's employment under this Agreement is terminated by Executive pursuant to Section 5(d), or by the Company within 180 days of a Change in Control other than pursuant to Section 5(b) or (c), then the Company shall pay to Executive, in one lump-sum payment within 30 days after the date of such termination, an amount equal to two times the sum of (i) Executive's Annual Base Salary and (ii) the average of the annual bonuses paid or payable to Executive for the preceding three fiscal years, and the Company shall have no further obligations to Executive under this Agreement except as provided in Section 6(a).

(c)    If Executive's employment under this Agreement is terminated by the Company other than pursuant to Section 5(b) or (c) and such termination does not occur within 180 days of a Change in Control, then the Company shall pay to Executive, in one lump-sum payment within 30 days after the date of such termination, an amount equal to the Annual Base Salary that otherwise would have been payable to Executive had Executive remained employed by the Company through April 1, 2007.

(d)    If, as a result of any payments made to Executive under this Agreement, Executive is subjected to an excise tax pursuant to the "golden parachute" provisions of Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall promptly pay to Executive such amounts as are necessary to place Executive in the same after-tax position as Executive would have been has such golden parachute provisions not been applicable to him.

7.     Nondisclosure and Non-Competition

(a)    Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)   "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including, without limitation, information relating to the Company's or its subsidiaries' products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

(ii)   "Company's Business" means any of the following: (i) manufacturing, selling or renting specialized tools or equipment for use with onshore and offshore oil and gas well drilling, completion, production, workover, fishing and related activities; (ii) providing oil and gas well intervention services, including, without limitation, coiled tubing, electric wireline, mechanical wireline, pumping and stimulation, artificial lift, well control, snubbing, recompletion, engineering, well evaluation and related services; (iii) providing oilfield decommissioning or plugging and abandonment services; (iv) chartering or operating liftboats or other similar oilfield service vessels; (v) providing oil and gas platform and field management services, including, without limitation, property management, engineering, operating labor, transportation, tools and supplies, technical supervision, maintenance, supplemental personnel and logistics services; and (vi) providing oilfield waste management and environmental cleaning services.

(b)    Nondisclosure of Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive during Executive's employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. At the end of the employment term, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

(c)    Limited Covenant Not to Compete.  This Section 7(c) shall be binding upon Executive during the Employment Period and for a period of two years thereafter; provided, however, that this Section 7(c) shall not be binding upon Executive if the Company terminates Executive's employment hereunder other than pursuant to Section 5(b) or (c) or if Executive terminates Executive's employment hereunder pursuant to Section 5(d).

(i)   Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by, engage or participate in, allow his skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise engaged in any aspect of the Company's Business, within any parish (or any adjacent offshore areas) of the State of Louisiana, (as set forth in Appendix A), or within the States of Florida, Alabama, Mississippi or Texas (including any adjacent offshore areas), and any other state or other jurisdiction (or any adjacent offshore areas) (whether within or outside the United States) (the "Territory"), in which the Company or any of its subsidiaries carries on a like line of business on the date of termination of Executive's employment hereunder; provided, however, that nothing contained herein shall prohibit Executive from making passive investments in any publicly held company that do not exceed, in the aggregate, 1% of the outstanding equity interest of such company;

(ii)   Executive shall not call upon any customer or potential customer of the Company or its subsidiaries within the Territory, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

(iii)   Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of termination of Executive's employment hereunder is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce the extent of such relationship with the Company or its subsidiaries; and

(iv)   Executive shall not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

Executive further agrees that during the Employment Period and for a period of two years thereafter, Executive shall not hire any employee of the Company as an employee or independent contractor, whether or not such engagement is solicited by Executive.

(d)    Protection of Information.

(i)   The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive with business opportunities of the Company; and/or shall place Executive in a position to develop business good will on behalf of the Company.

(ii)   Executive agrees not to disclose or utilize, for Executive's personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the Employment Period or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by the Company (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive during his employment hereunder, or originated by any third party and brought to the attention of Executive during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, "Business Information"). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive's employment by the Company, for any reason, Executive promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company's Business Information.

(iii)   Executive agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by Executive during his employment with the Company (the "Developments") are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Executive shall preserve each such Development as confidential and proprietary information of the Company. Executive shall promptly disclose each such Development and shall, upon demand, at the Company's expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company's ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of Executive in and to each of such Developments. In addition, Executive agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

(iv)   Any inventions relating to the business of the Company conceived or reduced to practice after Executive leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7.

(e)    Injunctive Relief.  Executive acknowledges that a breach by Executive of each of paragraph (b), (c) and (d) of this Section 7 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of paragraph (b), (c) or (d) of this Section 7 during or after the employment term, the Company shall be entitled to injunctive relief restraining Executive from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive including, but not limited to, recovery of costs and expenses such as reasonable attorney's fees incurred by reason of any such breach, actual damages sustained by the Company as a result of any such breach, and cancellation of any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the date of termination of Executive's employment hereunder.

(f)    Governing Law of this Section 7; Consent to Jurisdiction.  Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 7, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant state for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him in any legal proceeding relating to this Section 7 by any means allowed under the laws of such state. Each party irrevocably waives any objection he, she or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

(g)    Executive's Understanding of this Section.  Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section. Executive acknowledges that the geographic scope and duration of the covenants contained in paragraph (c) are the result of arm's-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive's level of control over and contact with the Company's business and operations in all jurisdictions where same are conducted and (iv) the fact that the Company's Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 7 invalid or unenforceable.

8.     Successors.

(a)    This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

(b)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. For purposes of this Agreement, the term "Company" shall mean the Company and any successor to all or substantially all of the Company's business or assets that assumes and agrees to perform the Company's obligations under this Agreement by operation of law or otherwise.

9.     Notices.  For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

If to Executive:

____________________

____________________

____________________

If to the Company:

Superior Energy Services, Inc.

1105 Peters Road

Harvey, Louisiana 70058

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.     Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Company's Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

11.     Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.     Rights and Remedies.  In the event that Executive institutes proceedings to enforce this Agreement; he shall be entitled to recover all reasonable attorneys' fees and costs incurred, in addition to any damages or other relief awarded.

14.     Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Old Employment Agreement, is hereby terminated and shall be of no further force or effect.

15.     Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Section 7(f) above with respect to the resolution of disputes arising under, or the Company's enforcement of, Section 7 of this Agreement.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:
Terence E. Hall
Chief Executive Officer

[Executive]

APPENDIX A

Acadia	Madison
Allen	Morehouse
Ascension	Natchitoches
Assumption	Orleans
Avoyelles	Ouachita
Beauregard	Plaquemines
Bienville	Pointe Coupee
Bossier	Rapides
Caddo	Red River
Calcasieu	Richland
Caldwell	Sabine
Cameron	St. Bernard
Catahoula	St. Charles
Claiborne	St. Helena
Concordia	St. James
DeSoto	St. John the Baptist
East Baton Rouge	St. Landry
East Carroll	St. Martin
East Feliciana	St. Mary
Evangeline	St. Tammany
Franklin	Tangipahoa
Grant	Tensas
Iberia	Terrebonne
Iberville	Union
Jackson	Vermillion
Jefferson	Vernon
Jefferson Davis	Washington
Lafayette	Webster
Lafourche	West Baton Rouge
LaSalle	West Carroll
Lincoln	West Feliciana
Livingston	Winn